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Exhibit 5.9

[LETTERHEAD OF MEULEMAN MILLER LLP]

May 12, 2005

Alderwoods Group, Inc. 311 Elm Street, Suite 1000 Cincinnati, Ohio 45202	Jones Day 77 W. Wacker, Suite 3500 Chicago, Illinois 60601
  Re:
  $200,000,000 of 7 3/4% Senior Notes due 2012 ("Exchange Notes")
  Our File No. 236.0004

Ladies and Gentlemen:

        We have acted as special local counsel for Alderwoods (Idaho), Inc., an Idaho corporation (the "Covered Guarantor"), in connection with the issuance of the Exchange Notes and the execution and delivery of the guarantee obligations of the Covered Guarantor with respect to the Exchange Notes ("Exchange Guarantee"), pursuant to the Registration Rights Agreement dated August 19, 2004 (the "Registration Rights Agreement"), by and among Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantor (the "Company"), the subsidiary guarantors, including the Covered Guarantor, listed on Schedule A thereto (the "Guarantors"), and Banc of America Securities LLC and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers"). Except as otherwise defined herein, capitalized terms used in this opinion but not otherwise defined herein are used as defined in the Registration Rights Agreement.

        In connection with the opinions expressed herein, we have examined such documents, records, and matters of law as we have deemed relevant or necessary for purposes of this opinion. These documents and records also included unexecuted copies or counterparts of the following documents (the documents referred to as items 1. through 4. are collectively referred to herein as the "Transaction Documents"):

  1.
  Purchase Agreement dated August 5, 2004, by and among the Company, the Guarantors and the Initial Purchasers;

  2.
  Registration Rights Agreement;

  3.
  Indenture dated August 19, 2004, among the Company, the Guarantors and Wells Fargo Bank, N.A.;

  4.
  Form of Notation of Guarantee (i.e., the form of the Exchange Guarantee);

  5.
  Officer's Certificate of Alderwoods (Idaho), Inc., dated the date hereof;

  6.
  Unanimous Written Consent of Certain Subsidiaries of Alderwoods Group, Inc. (including the Covered Guarantor), dated July 22, 2004;

  7.
  Certificate of Existence and Good Standing of the Covered Guarantor from the State of Idaho, Office of the Secretary of State, dated the date hereof;

  8.
  Certificate from the State of Idaho, Office of the Secretary of State, dated April 18, 2005, certifying as to a full, true and complete duplicate of the Articles of Incorporation of the Covered Guarantor;

  9.
  Bylaws of the Covered Guarantor; and

  10.
  Incumbency Certificate of the Secretary of Certain Subsidiaries of Alderwoods Group, Inc., dated August 19, 2004.

ASSUMPTIONS

        In rendering this opinion, we have assumed, without having made any independent investigation of the facts, except with respect to matters of Idaho law on which we have opined below, the following:

          (i)    the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as unexecuted copies or counterparts;

          (ii)   to the extent that the obligations of the Covered Guarantor may be dependent upon such matters, other than with respect to the Covered Guarantor, that each party to the agreements and contracts referred to herein is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation; that each such other party has the requisite corporate or other organizational power and authority to perform its obligations under such agreements and contracts, as applicable; and that such agreements and contracts have been duly authorized, executed and delivered by, and each of them constitutes the legally valid and binding obligations of, such other parties, as applicable, enforceable against such other parties in accordance with their respective terms;

          (iii)  that the Registration Statement will be properly and effectively filed under the Securities Act and the Exchange Notes will be properly executed and exchanged for the Initial Notes in accordance with the Securities Act, all other laws and regulations related to the issuance of securities, and the Transaction Documents, and, furthermore, as a result of the assumptions set forth in this clause (iii), we set forth herein no opinion related to any state, federal or other laws or regulations in any way related to the issuance, registration, offering or sale of securities; and

          (iv)  that all material factual matters, including without limitation, representations and warranties, contained in the Transaction Documents, are true and correct as set forth therein.

OPINIONS

        Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

          1.     The Covered Guarantor is a corporation validly existing and in good standing under the laws of Idaho.

          2.     As of the date of the Indenture, the Covered Guarantor had the corporate power and authority to enter into, and as of the date hereof the Covered Guarantor has the corporate power and authority to perform its obligations under, the Indenture.

          3.     The execution and delivery of the Indenture by the Covered Guarantor and the performance by the Covered Guarantor of its obligations thereunder (i) has been authorized by all necessary corporate action on the part of the Covered Guarantor, and (ii) does not contravene any provision of the Articles of Incorporation or the Bylaws of the Covered Guarantor.

          4.     When the Registration Statement has become effective under the Securities Act (a matter with respect to which we disclaim any opinion) and the Exchange Guarantee of the Covered Guarantor is delivered in accordance with the terms of the exchange offer, the Exchange Guarantee of the Covered Guarantor will be validly issued by the Covered Guarantor and will constitute a valid and binding obligation of the Covered Guarantor.

QUALIFICATIONS

        The foregoing opinions are subject to the following qualifications, limitations and exceptions:

        1.     Qualifying paragraphs 2, 3 and 4 above, the enforceability of the documents referred to therein may be limited or affected by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

        2.     We are attorneys licensed to practice in Idaho. Although some members of our firm may be licensed in other states or federal jurisdictions, we disclaim and do not express any opinion regarding any matters which may be governed by the law of any other state or jurisdiction. The opinions set forth herein are based solely upon the generally applicable law of Idaho in force and effect on the date hereof and existing fact. We disclaim any opinion as to the statutes and ordinances, the administrative decisions, and the rules and regulations of any county, town, municipality or other political subdivision and any judicial decisions to the extent that they deal with any of the foregoing.

        3.     Wherever we have stated that we have assumed any matter, it is intended to indicate that we have assumed such matter without making any factual, legal or other inquiry or investigation, and without expressing any opinion or conclusion of any kind concerning such matter. Any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an independent investigation. No inference as to our knowledge of the existence or absence of facts should be drawn from the mere fact of our representation as counsel to the Covered Guarantor in connection with the matters set forth herein or otherwise.

        This opinion is given as of the date hereof, and we disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.

        This opinion is rendered only to the Company and Jones Day and is solely for their benefit in connection with the exchange offer transaction contemplated by the Transaction Documents and may not be relied upon by the Company, Jones Day or any of their respective successors or assigns for any other purpose without our prior written consent, except that we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission in connection with the issuance of the Exchange Notes, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

Very truly yours,
MEULEMAN MILLER LLP
By:	/s/ KIMBAL L. GOWLAND, a partner

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  Exhibit 5.9